Exhibit (1)(i)

BLACKROCK WORLD INCOME FUND, INC.

ARTICLES OF AMENDMENT

BLACKROCK WORLD INCOME FUND, INC., a Maryland corporation (the “Corporation”), does hereby certify to the State Department of Assessments and Taxation of the State of Maryland that:

FIRST: The charter of the Corporation is hereby amended by deleting Article II thereof in its entirety and inserting the following in place thereof:

ARTICLE II

NAME

The name of the Corporation is BLACKROCK STRATEGIC GLOBAL BOND FUND, INC.

SECOND: The amendment to the charter of the Corporation that is effected by these Articles of Amendment has been approved by a majority of the entire board of directors of the Corporation and is limited to a change expressly authorized by Section 2-605(a)(1) of the MGCL to be made without action by the stockholders of the Corporation.

THIRD: The authorized stock of the Corporation has not been increased by these Articles of Amendment.

FOURTH: As amended hereby, the charter of the Corporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by the person named below who acknowledges that these Articles of Amendment are the act of the Corporation and that, as to all matters and facts required to be verified under oath and to the best of his knowledge, information and belief under the penalties of perjury, the matters and facts set forth herein are true in all material respects, as of this 31 day of August 2015.

BLACKROCK WORLD INCOME FUND, INC.

By:	/s/ John M. Perlowski
Name: John M. Perlowski
Title: President and Chief Executive Officer

Witness:

/s/ Benjamin Archibald
Name: Benjamin Archibald
Title: Secretary